Exhibit 10.10

In lieu of the relocation benefits described in Mr. Greenleaf’s amended and restated employment agreement effective as of November 30, 2010 (which provided for a housing allowance of $5,000 per month for a six-month period), Apria and Mr. Greenleaf agreed that the Company would (i) pay $10,856 per month for a furnished home in California to be used by Mr. Greenleaf for a period of approximately twelve months, pending the possible relocation of his principal residence to be proximal to Apria’s headquarters in Lake Forest, California and (ii) reimburse Mr. Greenleaf for the reasonable costs for Mr. Greenleaf’s spouse and children to travel periodically between Denver, Colorado and California pending any such relocation.